UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
__________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: (Date of earliest event reported): March 10, 2008
METRO ONE TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-27024	93-0995165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
11220 Murray Scholls Place Beaverton, Oregon 97007
(Address of principal executive offices)
(503) 643-9500
(Registrant’s telephone number, including area code)
Not applicable (Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2008, the Board of Directors of Metro One Telecommunications, Inc. (the “Company”) appointed James F. Hensel, the current Chief Executive Officer of the Company, to fill a vacancy on the Board created by the recent resignation of Mr. Gary Henry.  Mr. Hensel was appointed as a Class II Director and will serve until the next annual meeting of shareholders and until a successor is duly elected and qualified.  The Board also appointed Mr. Hensel on March 10, 2008 to serve as President of the Company, a position previously held by Mr. Henry.

Mr. Hensel, 50, comes to the Company from Columbia Ventures Corporation (CVC) where, since 2005, he served as Senior Vice President and had operational oversight for some of CVC’s telecom and non-telecom investments in Ireland, Iceland, New Zealand, Australia and the United States.  From 2002 through 2004, Mr. Hensel was the CEO of HemCon, a Portland, Oregon based medical device company.  From 1995 through 2002, Mr. Hensel was a vice president at CVC, where, among other things, he managed the location, construction and corporate oversight of a $315 million aluminum smelter in Iceland.  Mr. Hensel is a former partner of Ater Wynne, a large Portland law firm.  Currently he serves on the board of several private companies and the Oregon Food Bank.   Mr. Hensel holds a BA from Harvard University and a JD from Willamette University College of Law.

In accordance with the Company’s Board Compensation Policy, as an officer of the Company, Mr. Hensel will receive no additional compensation for service on the Board of Directors. Mr. Hensel also will not receive compensation for serving as President of the Company in addition to that which he receives for his role as Chief Executive Officer.  The terms of Mr. Hensel’s employment agreement currently are being finalized and when completed, an amendment to the Form 8K filing made by the Company on January 18, 2008 will be made.

Mr. Hensel has not been appointed to serve on any committees of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO ONE TELECOMMUNICATIONS, INC.

Date: March 14, 2008	By:	/s/ William Hergenhan
William Hergenhan, Chief Financial Officer